EXHIBIT 99.1
NEWS RELEASE

 NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE   Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Announces Increase in Share Buyback

Tulsa, Oklahoma, March 12, 2008 – North American Galvanizing & Coatings, Inc. (NASDAQ: NGA) today announced that its Board of Directors has authorized the company to buy back an additional $2 million of its common stock, subject to market conditions.  The company expects to fund the new program through cash flow from operations.

NGA said that the $2 million share repurchase plan is in addition to the company’s 1988 buyback program, which has a remaining authorization of approximately $200,000.

Commenting on the share repurchase program, Ronald J. Evans, president and chief executive officer, said “The Company generated approximately $14.5 million in operating cash flow in 2007.  This cash was sufficient for our capital expenditure program and provided us the opportunity to pay off all outstanding bank debt, our primary goal.  Since February 2008, the Company has repurchased approximately 81,000 shares of its common stock in open market transactions.  This $2 million increase to our share buyback program provides additional authorized funds for future stock repurchases.”

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on March 7, 2008.  The Company cannot be assured that continuing zinc price increases will continue to be absorbed by the market.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.